SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2008 (February 29, 2008)

WesBanco, Inc.
 (Exact name of registrant as specified in its charter)

West Virginia	0-8467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On January 24, 2008, WesBanco, Inc. (“WesBanco”) filed an 8-K that indicated that a press release was issued on January 18, 2008 announcing that it had entered into definitive agreements to sell eight branches, located in Ohio, of Oak Hill Banks.  On February 29, 2008, WesBanco entered into a definitive agreement with First Franklin Corporation (“First Franklin”), the purchaser of three of the branches, to terminate the agreement of sale with First Franklin.  The Boards of Directors of the respective companies determined that it was in the respective best interests of the companies to terminate the branch purchase agreement.  The agreement addressed the sale of the Cherry Grove and Delhi branches, both located in Cincinnati, and the Trenton branch in Butler County.  The agreements to sell the remaining five branches are expected to close in April of 2008.  Collectively, the transactions for the sale of the remaining five branches represent a blended premium of approximately 6.8% on deposits of $67.4 million.  Loans approximating $35.9 million are also included in these transactions.  Financial terms of the individual transactions are not being disclosed at this time.  The transactions are subject to customary conditions, including normal regulatory approvals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

March 4, 2008	/s/ Robert H. Young
Date	Robert H. Young
Executive Vice President and
Chief Financial Officer